EXHIBIT 23.2


                     CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
theglobe.com, inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of theglobe.com, inc. of our report dated February 26, 2001, relating to the consolidated balance sheets of theglobe.com, inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the 2000 Annual Report on Form 10-K of theglobe.com, inc., dated April 2, 2001.

Our report dated February 26, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                        /s/ KPMG LLP
New York, New York
April 26, 2001